Exhibit (10)(s)
2007 Compensation Arrangements
On February 8, 2007, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the “Company”) determined the following for the Named Executive Officers to be included in the Company’s 2007 proxy statement (the “NEOs”):
(a)	new annual base salaries effective March 1, 2007;

(b)	short term cash incentive awards (bonus) for 2006 performance, payable in March 2007; and

(c)	short term target bonus percentages for the 2007 fiscal year.
The compensation for the CEO was ratified by the Board of Directors.
Salary and Cash Bonus
Each of the NEOs participates in the Vulcan Materials Company Executive Incentive Plan (“EIP”) or the Management Incentive Plan (“MIP”). No executive may participate in both plans concurrently. Under these plans, participating executives are entitled to earn an annual cash incentive award to the extent established financial objectives are achieved. Total incentive payments to executive officers participating in the EIP in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year. For annual bonuses payable for the Company’s fiscal year 2007, 40% of the maximum amount available for payment has been allocated to the Chief Executive Officer and 15% of the maximum amount available for payment has been allocated to each of the other participants (“Bonus Caps”). Total payments under the MIP in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year.
The Compensation Committee has selected Economic Profit (“EP”), which is defined as operating income after current taxes less a charge for capital employed, as the financial performance objective for determining awards under the EIP and MIP. A target EP is established by the Compensation Committee annually at its February meeting based on the average of last year’s actual EP and last year’s target EP for the Company as well as each of its divisions, subject to certain adjustments, including the effects of certain long-term investment projects. The target EP represents the amount of EP that must be earned in order for a “target bonus” to be paid. The “target bonus” is expressed as a percentage of base salary and established for each named executive officer based on market surveys of similar-sized industrial companies. An executive can earn from zero up to an amount equal to his Bonus Cap, depending on the actual EP results for the year.
If the EP performance relative to the EP target (for the Company or its business units as applicable for the particular executive officer) is not met, then the executive’s bonus would be reduced in accordance with a predetermined schedule. In the case of the NEOs other than the Chief Executive Officer, the Chief Executive Officer can adjust the actual bonus to be paid to the NEOs subject to the EIP individual Bonus Caps, based on:
•	the individual performance of the executive

•	the safety, health and environmental performance record of the Company and its Divisions

•	consistent above target performance for 3 or more years

•	successful implementation of Vulcan strategic objectives
The Compensation Committee likewise determines the actual bonus payable to the Chief Executive Officer based on his performance, subject to the restraints and caps set forth above.

For each NEO, the following table sets forth the executives’ (i) 2007 base salary effective March 1st, (ii) cash bonus to be paid in March 2007 based on 2006 performance, and (iii) target bonus opportunity for the 2007 fiscal year.

		New Base
		Salary	Target 2007
		Effective	Annual Bonus
		March 1,	Opportunity as	2006
		2007	A Percentage of	Bonus
Named Executive	Title	($)	Base Salary	($)
Donald M. James	Chairman and Chief Executive Officer	1,200,000	100%	3,100,000
Guy M. Badgett, III	Senior Vice President, Construction Materials	475,000	60%	725,000
James W. Smack	Senior Vice President, Construction Materials	N/A(1)	N/A(1)	720,000
Daniel F. Sansone.	Senior Vice President, Chief Financial Officer	475,000	60%	690,000
Ronald G. McAbee	Senior Vice President, Construction Materials — West	350,000 (2)	60%	645,000

(1)	Mr. Smack will retire from the Company effective March 1, 2007.

(2)	In addition to this amount, Mr. McAbee’s salary also includes a $100,000 cost of living adjustment that will remain in force for as long as he continues to reside in California.